Exhibit 99.1

Casey’s Completes Gas `N Shop Acquisition

Ankeny, Iowa, January 9, 2006—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today announced it has completed the definitive Asset Purchase Agreement to acquire 51 stores from Gas `N Shop Inc. of Lincoln, Nebraska. These stores generated approximately $103 million in revenue for the twelve months ended October 31, 2005. The Company will close 11 locations, expecting the majority of their sales revenue will transfer to existing Casey’s stores in the same market area. The remaining 40 stores will be re-branded to Casey’s General Stores within approximately six weeks.

“Our vertical integration will allow us to have an immediate impact on the profitability of these acquired stores, and we expect further earnings enhancements as we add our prepared food operation,” said Ronald M. Lamb, Chairman and Chief Executive Officer.

The purchase price was approximately $29.2 million for the Gas `N Shop assets and will be funded from existing cash and operating cash flow. The Company expects the acquisition to be accretive in the first year of operation.

“We are excited about the opportunity to have the Gas `N Shop employees join the Casey’s team,” said Lamb. “Their stores are a perfect fit with the Company’s ongoing business model of operating in smaller rural communities and demonstrate our commitment to continued expansion.”